Exhibit 23 -- Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated September 23, 1996) pertaining to the Imo Industries Inc. Employees Stock Savings Plan of our report dated February 15, 1996 (except for Note 15, as to which the date is August 1, 1996), with respect to the consolidated financial statements and schedules of Imo Industries Inc. included in the Annual Report (Form 10-K/A) for the year ended December 31, 1995 and of our report dated June 24, 1996, with respect to the financial statements and schedules of the Imo Industries Inc. Employees Stock Savings Plan included in the Annual Report (Form 11-K) for the year ended December 31, 1995.




                                     ERNST & YOUNG LLP

Princeton, New Jersey
September 23, 1996